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400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR END FINANCIAL RESULTS

New Brunswick, New Jersey, November 16, 2015 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three months and year ended September 30, 2015.

The Company reported net income of $323,000 for the three months ended September 30, 2015, compared to net income of $192,000 for the three months ended September 30, 2014. The Company reported net income for the year ended September 30, 2015 of $897,000, compared to net income of $574,000 for the year ended September 30, 2014. The basic and diluted earnings per share were $0.06 and $0.15 for the three and twelve months ended September 30, 2015, compared with basic and diluted earnings per share for the three months and twelve months ended September 30, 2014 of $0.03 and $0.10, respectively.

“Magyar Bancorp made great strides in reducing the risk profile of its balance sheet and growing core earnings in fiscal year 2015,” stated John Fitzgerald, President and Chief Executive Officer.  “Non-performing loans declined 40% on a year over year basis to 1.4% of total loans outstanding.  In addition, we sold twenty other real estate owned properties totaling $6.4 million during the year, resulting in an impressive 19% reduction in our non-performing assets.”

Mr. Fitzgerald added, “We also managed to maintain our net interest margin at 3.35% for the twelve months ended September 30, 2015 despite a very difficult rate environment that has persisted for several years now. The ability to maintain our margin and improve the performance of our assets led to the 56% increase in earnings for the year and we expect to continue these trends into 2016.”

Results of Operations

Net income increased by $131,000, or 68%, during the three-month period ended September 30, 2015 compared with the three-month period ended September 30, 2014 and by $323,000, or 56%, during the year ended September 30, 2015 compared with the year ended September 30, 2014. The increase between the three month periods was primarily due to higher net interest and dividend income, which increased $99,000 to $4.2 million for the three months ended September 30, 2015 and to higher non-interest income, which increased $110,000 to $474,000 for the three months ended September 30, 2015. The increase in net income between the twelve month periods was also attributable to higher net interest and dividend income, which increased $171,000, and other income, which increased $553,000, between the annual periods. Provisions for loan loss for the twelve months ended September 30, 2015 decreased $123,000 to $1.3 million, but were offset by higher non-interest expenses, which increased $296,000 to $15.7 million.

The Company’s net interest margin declined by 1 basis point to 3.37% for the quarter ended September 30, 2015 compared to 3.38% for the quarter ended September 30, 2014. For the year ended September 30, 2015, the net interest margin remained 3.35% from the prior year period. The Company was able to offset lower yields on earning assets during the year with a lower cost of interest bearing liabilities.

The provision for loan losses was $329,000 for the three months ended September 30, 2015 compared to $305,000 for the three months ended September 30, 2014. Net charge-offs were $409,000 for the three months ended September 30, 2015 compared to $270,000 for the three months ended September 30, 2014. The provision for loan losses was $1.3 million for the year ended September 30, 2015 compared to $1.4 million for the year ended September 30, 2014. There were net charge-offs of $1.2 million for the year ended September 30, 2015 compared to net charge-offs of $1.6 million for the year ended September 30, 2014.

Non-interest income increased $110,000 during the three months ended September 30, 2015 from higher net gains on the sales of loans, which were $126,000 for the three months ended September 30, 2015 compared with $36,000 for the three months ended September 30, 2014. Non-interest income increased $553,000 during the year ended September 30, 2015 due to higher gains on the sales of assets, which were $584,000 for the twelve months ended September 30, 2015 compared with $199,000 for the twelve months ended September 30, 2014 and higher service charge income, which increased $208,000 from higher loan modification fees and prepayment penalties received during the current year.

Non-interest expense decreased $36,000 during the three months ended September 30, 2015 from the prior year period due to lower professional and servicing fees related to the collection of and reduction in non-performing assets. Non-interest expense increased $296,000, or 1.9%, to $15.7 million for the year ended September 30, 2015 compared to $15.4 million for the year ended September 30, 2014 due to the settlement of a lawsuit with the Company’s former President & CEO that resulted in a net charge of $135,000 and higher compensation and benefit expenses.

Balance Sheet Comparison

Total assets increased $9.8 million, or 1.8%, to $550.6 million during the three months ended September 30, 2015. The quarterly increase was attributable to higher interest bearing deposits with banks, which increased $9.0 million, and loans receivable, net of allowance of loss, which increased $3.2 million. Partially offsetting these increases was a $1.4 million decrease in investment securities and a $518,000 decrease in Federal Home Loan Bank stock. Total assets increased $20.1 million, or 3.8%, during the twelve months ended September 30, 2015. The increase was attributable to a $16.4 million million increase in loans receivable, net of allowance of loss and an increase in cash and cash equivalents of $7.9 million, partially offset by a $6.0 million decrease in investment securities.

Total loans receivable at September 30, 2015 were comprised of $173.9 million (41.0%) in commercial real estate loans, $169.8 million (40.1%) in 1-4 family residential mortgage loans, $41.5 million (9.8%) in commercial business loans, $31.4 million (7.4%) in home equity lines of credit and other loans, and $6.7 million (1.6%) in construction loans. Total loans receivable at September 30, 2014 were comprised of $169.5 million (41.6%) in commercial real estate loans, $160.3 million (39.4%) in 1-4 family residential mortgage loans, $35.0 million (8.6%) in commercial business loans, $29.8 million (7.4%) in home equity lines of credit and other loans, and $12.2 million (3.0%) in construction loans.

During the quarter our total non-performing loans decreased $2.5 million to $5.9 million at September 30, 2015 from $8.4 million at June 30, 2015. The decrease was the result of the foreclosure of the real estate collateral securing four loans totaling $2.0 million and partial charge-offs of four loans totaling $754,000.

Total non-performing loans decreased by $3.9 million to $5.9 million during the year ended September 30, 2015 from $9.8 million at September 30, 2014. At September 30, 2015, non-performing loans consisted of seventeen loans secured by 1-4 family residential mortgage properties totaling $2.3 million, four commercial real estate loans totaling $1.9 million, and three commercial business loans totaling $1.7 million. The ratio of non-performing loans to total loans was 1.4% at September 30, 2015 compared to 2.4% at September 30, 2014.

The allowance for loan losses decreased by $80,000 during the three months ended September 30, 2015 and increased by $51,000 during the twelve months ended September 30, 2015 to $2.9 million. The decrease during the quarter ended September 30, 2015 was attributable to charge-offs totaling $409,000, offset by provisions for loan loss of $329,000. The increase in the allowance for loan losses during the year ended September 30, 2015 was attributable to charge-offs totaling $1.7 million, offset by provisions for loan loss of $1.3 million and recoveries totaling $438,000.

The allowance for loan losses as a percentage of non-performing loans increased to 48.9% at September 30, 2015 compared with 29.0% at September 30, 2014. At September 30, 2015 our allowance for loan losses as a percentage of total loans was 0.68%, compared with 0.70% at September 30, 2014. Future increases in the allowance for loan losses may be necessary based on possible future increases in non-performing loans and charge-offs, possible additional deterioration of collateral values, and the possible deterioration of the current economic environment.

At September 30, 2015, investment securities were $58.7 million, reflecting a decrease of $1.4 million from June 30, 2015 and a decrease of $2.4 million from September 30, 2014. Investment securities at September 30, 2015 consisted of $50.0 million in mortgage-backed securities issued by U.S. government agencies and U.S. government-sponsored enterprises, $5.0 million in U.S. government-sponsored enterprise debt securities, $3.0 million in corporate notes and $686,000 in “private-label” mortgage-backed securities. There were no other-than-temporary-impairment charges for the Company’s investment securities for the year ended September 30, 2015.

Other real estate owned (“OREO”) increased $445,000 to $16.2 million during the quarter ended September 30, 2015. Seven real estate properties previously securing non-performing loans totaling $2.0 million were added during the quarter. Partially offsetting this increase were sales of four properties totaling $1.6 million. Year-to-date, OREO decreased $1.2 million. The Company obtained title for seventeen properties totaling $4.8 million previously securing non-performing loans and sold twenty properties totaling $6.4 million during the year ended September 30, 2015.

OREO at September 30, 2015 consisted of twenty-four residential properties (thirteen of which were leased), forty-five real estate lots approved for the construction of residential homes, five commercial real estate buildings, and one partially completed residential apartment property. The Bank is determining the proper course of action for its OREO, which may include holding the properties until the real estate market improves, selling properties to a developer or completing partially completed homes for either rental or sale. At September 30, 2015, the Company had contracts of sale on five properties with carrying values totaling $927,000.

Total deposits increased $21.2 million and $17.8 million during the three and twelve months ended September 30, 2015, respectively, to $466.3 million. The expansion in deposits during the twelve months ended September 30, 2015 occurred in savings account balances, which increased $25.1 million, or 38.5%. Partially offsetting the increase in savings were decreases in certificates of deposit (including individual retirement accounts), which declined $6.8 million, or 4.5%, and checking accounts (including money market accounts), which declined $488,000, or 0.2%. Deposits accounted for 84.7% of assets and 110.9% of net loans at September 30, 2015.

At September 30, 2015, the Company held $11.5 million in brokered certificates of deposit, compared with $9.0 million at September 30, 2014.

Borrowings, which include Federal Home Loan Bank of New York advances and securities sold under agreements to repurchase, decreased $11.5 million during the three months ended September 30, 2015 and increased $1.1 million during the twelve months ended September 30, 2015 to $31.6 million, or 5.7% of assets.

The Company did not repurchase any shares during the three or twelve months ended September 30, 2015. The Company has repurchased 81,000 shares pursuant to the second stock repurchase plan through September 30, 2015, reducing outstanding shares to 5,819,494.

The Company’s book value per share increased to $8.02 at September 30, 2015 from $7.90 at September 30, 2014. The increase was attributable to the Company’s results from operations.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Today, Magyar operates six branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater and Edison. Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Income Statement Data:
Interest and dividend income	$5,008	$4,888	$19,437	$19,530
Interest expense	839	818	3,196	3,460
Net interest and dividend income	4,169	4,070	16,241	16,070
Provision for loan losses	329	305	1,264	1,387
Net interest and dividend income after
provision for loan losses	3,840	3,765	14,977	14,683
Non-interest income	474	364	1,990	1,437
Non-interest expense	3,821	3,857	15,657	15,361
Income before income tax expense	493	272	1,310	759
Income tax expense	170	80	413	185
Net income	$323	$192	$897	$574

Per Share Data:
Basic earnings per share	$0.06	$0.03	$0.15	$0.10
Diluted earnings per share	$0.06	$0.03	$0.15	$0.10
Book value per share, at period end	$8.02	$7.90	$8.02	$7.90

Selected Ratios (annualized):
Return on average assets	0.24%	0.14%	0.17%	0.11%
Return on average equity	2.78%	1.68%	1.91%	1.25%
Net interest margin	3.37%	3.38%	3.35%	3.35%

	September 30,	June 30,	September 30,
	2015	2015	2014
Balance Sheet Data:
Assets	$550,565	$540,756	$530,430
Loans receivable	423,482	420,379	407,030
Allowance for loan losses	2,886	2,966	2,835
Investment securities - available for sale, at fair value	6,064	6,104	12,070
Investment securities - held to maturity, at cost	52,614	53,977	48,963
Deposits	466,269	445,108	448,451
Borrowings	31,594	43,113	30,500
Shareholders' Equity	46,669	46,648	45,932

Asset Quality Data:
Non-performing loans	$5,897	$8,418	$9,785
Other real estate owned	16,192	15,747	17,342
Total non-performing assets	22,089	24,165	27,127
Allowance for loan losses to non-performing loans	48.94%	35.23%	28.97%
Allowance for loan losses to total loans receivable	0.68%	0.71%	0.70%
Non-performing loans to total loans receivable	1.39%	2.00%	2.40%
Non-performing assets to total assets	4.01%	4.47%	5.11%
Non-performing assets to total equity	47.33%	51.80%	59.06%